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                                                                  EXHIBIT 99.2

                              **PRESS RELEASE**

Contact:
-------
Kenneth A. Martinek
President and Chief Executive Officer
(914) 684-2500

                       NORTHEAST COMMUNITY BANCORP, INC.
                       COMPLETES INITIAL PUBLIC OFFERING

White Plains, New York - July 5, 2006 - Northeast Community Bancorp, Inc. (the "Company"), the holding company for Northeast Community Bank (the "Bank"), announced today that it has completed its initial stock offering in connection with the Bank's reorganization into the mutual holding company structure. Trading in the Company's common stock is expected to begin on the Nasdaq Global Market on July 6, 2006, under the symbol "NECB".

On June 26, 2006, the Bank's Plan of Reorganization and Stock Issuance was approved by the Bank's members at a special meeting.

A total of 5,951,250 shares of common stock, representing 45% of the Company's outstanding shares of common stock, were sold in the offering at the price of $10.00 per share. The remaining 55% of the Company's outstanding shares of common stock were issued to Northeast Community Bancorp, MHC, the federally chartered mutual holding company formed in connection with the reorganization.

Kenneth A. Martinek, President and Chief Executive Officer of the Company, said "On behalf of the officers and boards of directors of Northeast Community Bancorp, Inc. and Northeast Community Bank, we wish to express our sincere appreciation to our customers for their response to Northeast Community Bank's reorganization process and participation in the stock offering. We look forward to the enhanced opportunities that we believe this process will afford us in serving the needs of our customers and community, and we welcome the new stockholders of Northeast Community Bancorp, Inc."

Sandler O'Neill & Partners, L.P. served as financial advisor and marketing agent with regard to the stock offering. Muldoon Murphy & Aguggia LLP, Washington, D.C., served as special counsel to the Company for the reorganization and stock offering.

As of March 31, 2006, the Bank had $239.4 million in assets, $191.9 million in deposits and $43.6 million in total retained earnings. The Bank operates out of its corporate headquarters in White Plains, New York, and five full-service branch offices in New York. It also operates a loan production office in Wellesley, Massachusetts, which was established in January 2004.

Subscribers may obtain their stock allocation information by calling the Company's conversion center at (914) 328-3040 after 12:00 noon, July 5, 2006.

This press release contains certain forward-looking statements about the transaction. Forward-looking statements include statements regarding the market for the stock and anticipated future results and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like "believe," "expect," "anticipate," "estimate" and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may." Certain factors that could cause actual results to differ materially from expected results include delays in consummation of the reorganization and stock issuance, increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the businesses in which Northeast Community Bank is engaged.